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                                                                     Exhibit P 2

                 CONSTELLATION INVESTMENT MANAGEMENT COMPANY, LP

               CODE OF ETHICS AND TRADING POLICIES AND PROCEDURES

       (ADOPTED UNDER THE INVESTMENT COMPANY AND INVESTMENT ADVISERS ACTS)

Constellation Investment Management Company, LP ("CIMCO") has established this Code of Ethics and related Trading Policies and Procedures ("Code") to formalize standards for personal and professional conduct while also satisfying the requirements of federal law and regulations applicable to CIMCO's business as an investment adviser. This Code applies to all CIMCO officers and employees (herein, "Access Persons"). All Access Persons must abide by the provisions of this Code when transacting in securities.

A. STATEMENT OF PRINCIPLES

The following principles are intended to guide in the applicability of this
Code:

         1. CIMCO is a fiduciary and has a duty to act solely for the benefit of its clients.

         2. CIMCO and its employee shall at all times place the interests of the client first.

         3. In personal investing decisions, Access Persons have a responsibility to put the interests of clients over and above personal interest.

B. CONFLICTS OF INTEREST; SPECIFIC PROHIBITIONS AND REQUIREMENTS REGARDING PERSONAL TRADING

         1. General Statement. Employees are to actively avoid any existing or potential conflicts or situations that have the appearance of conflict or impropriety.

         2.       Prohibitions.

                  a. No employee shall take inappropriate advantage of their position with respect to a client, advancing their own or a related person's position for self-gain.

                  b. No employee shall accept any gift for themselves or a related person of more than de minimis value from any person or entity that does business with or on behalf of a client (or any of its portfolios) or any entity that provides a service to CIMCO. Gifts of an extraordinary or extravagant nature are to be declined or returned in order not to compromise the reputation of CIMCO or the employee. Gifts of nominal value, or those that are customary in the industry, are considered appropriate.

                  c. No employee or related person shall provide gifts or entertainment of more than de minimis value to existing clients, prospective clients, or any entity that does business with or on behalf of the client (or any of its portfolios) or any entity that provides a service to CIMCO. Gifts of nominal value, or those that are customary in the industry, are considered appropriate.

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         3.       Requirements.

                  a. Pre-approval is required for any Access Person to serve as a director of any publicly traded company or mutual fund.

                  b. Access Persons must get prior approval before directly or indirectly acquiring beneficial ownership in an IPO or a privately placed security.

C. CONFIDENTIALITY

All information obtained by any employee regarding any aspect of the client relationship shall be kept in strict confidence. The employee commits an unethical business practice by disclosing the identity, affairs, or investments of any client unless required by the Securities and Exchange Commission or any other regulatory or self-regulating organization to the extent required by law or regulation, or unless disclosure is consented to by the client.

D. INSIDER TRADING

         1. Policy. No employees may trade, either personally or on behalf of others, while in possession of material, nonpublic information; nor may any employee communicate material, nonpublic information to others in violation of the law. Employees should refer to the Policy Statement on Insider Trading (attached as Appendix A) for more detailed information.

         2. Supervisory Procedures. CIMCO has assigned the Review Officer the primary responsibility for the implementation and maintenance of CIMCO's policy and procedures against insider trading.

                  a.       Prevention of Insider Trading

                           To prevent insider trading, the Review Officer (or a designated representative) will:

                           (i) provide, on a regular basis, educational materials to familiarize officers, and employees with CIMCO's policy and procedures;

                           (ii) answer questions regarding CIMCO's policy and procedures;

                           (iii) resolve issues of whether information received by an officer or employee of CIMCO is material and nonpublic and determine what action, if any, should be taken;

                           (iv) review on a regular basis and update as necessary CIMCO's policy and procedures;

                           (v) when it has been determined that an officer or employee of CIMCO has material, nonpublic information: (a) implement measures to prevent dissemination of such information, and (b) if necessary, restrict directors, officers and employees from trading the securities; and

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                           (vi)     promptly review, and either approve or
                                    disapprove, in writing, each request of a director, officer of employee for clearance to trade in specified securities.

                  b.       Detection of Insider Trading

                           To detect insider trading, the Review Officer (or a designated representative) will:

                           (i) review the trading activity reports filed by each officer and employee

                           (ii) review the trading activity of accounts managed by CIMCO;

                           (iii) review trading activity of CIMCO's own account (if any proprietary account exists);

                           (iv) promptly investigate all reports of any possible violations of CIMCO's Code; and

                           (v) coordinate the review of such reports with other appropriate officers or employees of CIMCO.

                  c.       Special Reports to Management

                  Promptly upon learning of a potential violation of CIMCO's Policy, the Review Officer (or a designated representative) will prepare a written report to management providing full details, which may include:

                           (i) the name of particular securities involved, if any;

                           (ii) the date(s) he/she learned of the potential violation and began investigating;

                           (iii)    the accounts and individuals involved;

                           (iv)     actions taken as a result of the
                                    investigation, if any; and

                           (v)      recommendations for further action.

                  d.       Reports to Management

                           On an as-needed or periodic basis, CIMCO may find it useful for the Review Officer (or a designated representative) to prepare a written report to the Board of CIMCO setting forth some or all of the following:

                           (i) a summary of existing procedures to detect and prevent insider trading;

                           (ii) a summary of changes in procedures made in the last year;

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                           (iii)    full details of any investigation since the
                                    last report (either internal or by a
                                    regulatory agency) of any suspected insider trading, the results of the investigation and a description of any changes in procedures prompted by any such investigation;

                           (iv) an evaluation of the current procedures and a description of anticipated changes in procedures; and

                           (v) a description of CIMCO's ongoing educational procedures regarding insider trading.

E. PERSONAL TRADING PROCEDURES

         1.       Reporting.

         All Access Persons of CIMCO must submit to the Review Officer (or his designee):

                  a. an initial report of securities transaction in which they, their families (including spouses, minor children and adults living in the same household), and trusts of which they are trustees or in which they have a beneficial interest, have participated, no later than 10 days after he became an Access Person;

                  b. a report of every securities transaction in which they, their families (including spouses, minor children and adults living in the same household), and trusts of which they are trustees or in which they have a beneficial interest, have participated, no later than 10 days after the end of the calendar quarter in which the transactions to which the report relates were effected; and

                  c. an annual report of every securities transaction in which they, their families (including spouses, minor children and adults living in the same household), and trusts of which they are trustees or in which they have a beneficial interest, have participated, no later than 10 days after the end of the calendar year in which the transactions to which the report relates were effected.

These reports may be satisfied by the submission of a brokerage account statement if available before the 10th day of the month in which it is due hereunder and if the statement contains, for every transaction effected within the period, the name of the security, the date of the transaction, the title and the number of shares, and the principal amount of each security involved; the nature of the transaction (i.e., purchase, sale or other acquisition or disposition); the price at which the transaction was effected; and the name of the broker, dealer or bank with or through whom the transaction was effected.

Copies of all brokerage account statements and duplicate confirmation statements must be sent to the Review Officer. Such monthly statements and transaction confirmations will be reviewed by the Review Officer to ensure all required pre-approvals were obtained and to verify the accuracy of the information given in the quarterly reports.

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         2.       Exempt Transactions.

         Exempt from reporting are:

                  a. Purchase or sales effected in any account over which the Access Person has no direct or indirect influence or control (i.e., assets managed by discretion by an independent third party);

                  b. Transactions in direct obligations of the United States government;

                  c. Purchases and sales of open end mutual funds, other than the funds for which CIMCO or its affiliate, Constellation Investment Distribution Company, Inc. ("CIDCO"), serves as investment adviser, administrator, or principal underwriter. (A list of such excepted funds is attached hereto as Appendix B.).

F. SANCTIONS

Regardless of whether a government inquiry occurs, CIMCO views seriously any violation of its Code of Ethics. Disciplinary sanctions may be imposed on any employee committing a violation, including, but not necessarily limited to, censure, suspension, or termination of employment.

G. REVIEW AND CERTIFICATION

         1. Annual Review. CIMCO will review the Code annually and update any provision and/or attachments which the Trust deems require revision.

         2.       New Employee Certifications.

                  Upon employment, all Access Persons will be required to:

                           a.       Provide to the Review Officer, or a
                                    designated representative, copies of all applicable brokerage account statements and confirmations for their first month of employment with CIMCO.

                           b. Request brokers to direct duplicate copies of confirmations of all personal security transactions as well as copies of periodic statements for all securities accounts to the Review Officer or a designated representative.

                           c. Certify that they have read and understand all provisions of this Code; and agree to abide by the terms of this Code.

         3.       On-Going Certifications.

                           All employees are required annually to:

                           a. Certify that they have read and understand all provisions of this Code and the Policy Statement; and

                           b. Agree to comply with all provisions of this Code and the Policy Statement.

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H. FURTHER INFORMATION

If any Access Person has any questions with regard to the applicability of the provisions of this Code, generally or with regard to any attachment referenced herein, (s)he should consult the Review Officer.

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                                   APPENDIX A

A.       POLICY STATEMENT ON INSIDER TRADING

No person to whom this Policy Statement applies may trade, either personally or on behalf of others (such as investment companies and private accounts managed by CIMCO), while in possession of material, nonpublic information; nor may such CIMCO personnel communicate material, nonpublic information to others in violation of the law. This section reviews principles important to the Policy Statement.

         1.       WHAT IS MATERIAL INFORMATION?

         Information is "material" when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this is information whose disclosure will have a substantial effect on the price of a company's securities. No simple "bright line" test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry.

         Material information often relates to a company's results and operations including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

         Material information also may relate to the market for a company's securities. Information about a significant order to purchase or sell securities may, in some contexts, be deemed material. Similarly, prepublication information regarding reports in the financial press also may be deemed material. For example, the Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about the WALL STREET JOURNAL'S Heard on the Street column.

         2.       WHAT IS NONPUBLIC INFORMATION?

         Information is "public" when it has been disseminated broadly to investors in the marketplace. Tangible evidence of such dissemination is the best indication that the information is public. For example, information is public after it has become available to the general public through a public filing with the SEC or some other governmental agency, the Dow Jones "tape" or the WALL STREET JOURNAL or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

         3.       IDENTIFYING INSIDE INFORMATION

         Before executing any trade for yourself or others, including investment companies or private accounts managed by CIMCO, you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

         a. Report the information and proposed trade immediately to the Review Officer.

         b. Do not purchase or sell the securities on behalf of yourself or others, including investment companies or private accounts managed by CIMCO.

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         c.       Do not communicate the information inside or outside of CIMCO.

         d. After CIMCO has reviewed the issue, the firm will determine whether the information is material and nonpublic and, if so, what action the firm should take.

         You should consult with the Review Officer before taking any action. This degree of caution will protect you, your clients, and the firm.

         4.       CONTACTS WITH PUBLIC COMPANIES

         For CIMCO, contacts with public companies represent an important part of our research efforts. CIMCO may make investment decisions on the basis of the firm's conclusions formed through such contacts and analysis of publicly-available information. Difficult legal issues arise, however, when, in the course of these contacts, a CIMCO employee or other person subject to this Policy Statement becomes aware of material, nonpublic information. This could happen, for example, if a company's Chief Financial Officer prematurely discloses quarterly results to an analyst or an investor relations representative makes a selective disclosure of adverse news to a handful of investors. In such situations, CIMCO must make a judgment as to its further contact. To protect yourself, your clients and the firm, you should contact the Review Officer immediately if you believe that you may have received material, nonpublic information.

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                                   APPENDIX B

Constellation TIP SmallCap Value Opportunities Fund

Constellation TIP Healthcare & Biotechnology Fund

Constellation TIP Financial Services Fund

Constellation TIP Tax Managed U.S. Equity Fund

Constellation Clover Large Cap Value Fund

Constellation Clover Core Value Fund

Constellation Clover Small Cap Value Fund

Constellation Clover Core Fixed Income Fund

Constellation CIP Ultra Short Duration Fixed Income Fund

Constellation CIP Short Duration Fixed Income Fund

Constellation CIP High Yield Fund

Constellation HLAM Large Cap Value Fund

Constellation Strategic Value and High Income Fund

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